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                                                                    Exhibit 1(a)

                              THE BENCHMARK FUNDS

                          (a Delaware business trust)

     AMENDMENT NO. 1 TO THE AGREEMENT AND DECLARATION OF TRUST

          The undersigned hereby certifies that the following resolutions were duly adopted by the Board of Trustees of The Benchmark Funds (the "Delaware Trust") on January 27, 1998:

               RESOLVED, that pursuant to Article V of the Agreement and Declaration of Trust of the Delaware Trust, an unlimited number of authorized, unissued and unclassified shares of beneficial interest of the Delaware Trust be, and hereby are, classified into: (i) four separate classes of shares designated as Class A, Class B, Class C and Class D Shares in the U.S. Government Securities, Short-Intermediate Bond, U.S. Treasury Index, Bond, Intermediate Bond, International Bond, Balanced, Equity Index, Diversified Growth, Focused Growth, Small Company Index, International Equity Index, International Growth and Global Asset Portfolios; and (ii) three separate classes of shares designated as Shares, Service Class Shares and Premier Class Shares in the Government Select, Government, Diversified Assets and Tax-Exempt Portfolios;

               FURTHER RESOLVED, that each share of each such class of the Portfolios shall have all of the preferences, conversion and other rights, voting powers, restrictions, limitations, qualifications and terms and conditions of redemption that are set forth in the Agreement and Declaration of Trust of the Delaware Trust with respect to its shares of beneficial interest; and

               FURTHER RESOLVED, that the officers of the Delaware Trust be, and each hereby is, authorized and empowered to execute and deliver any and all documents, instruments, papers and writings, including, but not limited to, any instrument to be filed with the Secretary of State of the State of Delaware, and to do any and all other acts, in the name of the Delaware Trust and on its behalf, as he, she or they may deem necessary or desirable in connection with or in furtherance of the foregoing resolutions.




Date: February __, 1998
                                       ---------------------------------
                                       Michael J. Richman
                                       Secretary